Exhibit 99.1

Dec. 13, 2007	CONTACTS:

Alfredo Garcia Phone: 281-408-1204
EAGLE ROCK ENERGY PARTNERS, L.P. REFINANCES AND EXPANDS ITS
SENIOR SECURED CREDIT FACILITY
HOUSTON — Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) (“Eagle Rock” or the “Partnership”) today announced that it has refinanced its senior secured credit facility and increased its size from $600 million to $800 million (with the ability to further upsize the facility to $1.0 billion). This new senior secured revolving credit facility was syndicated among a group of 17 domestic and foreign financial institutions, led by Wachovia Capital Markets, LLC and Bank of America Securities LLC. As a reflection of Eagle Rock’s stronger balance sheet and credit profile, the applicable margin on its interest rate will be lower by 100 basis points than in its previous credit facility, resulting in approximately $5.6 million in annual interest expense savings, based on the Partnership’s currently outstanding debt level.
Joseph A. Mills, chairman and chief executive officer stated, “We are very pleased to have completed the syndication of our new senior secured revolving credit facility. Despite facing a challenging credit market, the facility was oversubscribed and successfully completed reflecting the bank market’s confidence and belief in our strategy. This facility is a critical component of our financial strategy, and it provides us with significant flexibility to pursue and execute on organic and acquisition growth opportunities in our upstream, mineral and midstream businesses. We would like to thank our relationship banks for their continued support.”
Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, exploiting, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.
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